Exhibit (13)(f)

Second Amendment to

Transfer Agency and Service Agreement (Dated as of April 27th 2004)
Between

Lazard Global Total Return and Income Fund, Inc.

And

Computershare Inc.

And

Computershare Trust Company, N.A.

AMENDMENT (“Amendment”), dated as of July 1, 2018 (“Effective Date’’) to that certain Transfer Agency and Service Agreement (“Agreement”) dated as of April 27th, 2004, by and among each of Lazard Global Total Return and Income Fund, Inc., a corporation, having a principal office and place of business at 30 Rockefeller Plaza, New York, New York 10112 (each a “Customer” or the “Customer”) and Computershare Inc. (f/k/a EquiServe, Inc.), a Delaware corporation, and its fully owned subsidiary Computershare Trust Company, N.A. (f/k/a EquiServe Trust Company, N.A.), a federally chartered trust company doing business at 250 Royall Street, Canton, Massachusetts 02021 (collectively, the “Transfer Agent” or individually ·‘Computershare” and the “Trust Company,” respectively).

WHEREAS, the Customer and the Transfer Agent desire to amend the Agreement, in the manner set forth in Section 19.3 thereof, in the manner described below; and

WHEREAS, all required authorizations and approvals of the Amendment have been secured by the Customer; and

WHEREAS, unless otherwise provided in this Amendment, capitalized terms set forth herein shall have the respective meanings ascribed to them in and by the Agreement; and

WHEREAS, except as specifically set forth in this Amendment, all of the terms and conditions of the Agreement shall continue in full force and effect;

NOW, THEREFORE, by their execution hereof the parties to the Agreement hereby amend the same as follows:

I.	Amendments to the Stock Transfer Agent Fee & Service Schedule. The Fee and Service Schedule is hereby amended as follows:

(a)	Delete the “$3,300.00 Monthly Administrative Fee” and replace it with the following new fee of “$2,600.00.”

(b)	Delete the “OTC monthly reinvestments at $250.00 per investment, per fund’’ fee under “Dividend Reinvestment Services.’’

2.	Limited Effect. Except as expressly modified herein, the Agreement shall continue to be and shall remain, in full force and effect and the valid and binding obligation of the parties thereto in accordance with its terms.

3.	Counterparts. This Amendment may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument. A signature to this Amendment executed and/or transmitted electronically shall have the same authority, effect, and enforceability as an original signature

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their respective officers, hereunto duly agreed and authorized, as of the Effective Date.

Computershare Trust Company, N.A Computershare Inc.	Lazard Global Total Return and Income Fund, Inc.
By: /s/ Dennis V. Moccia Name: Dennis V. Moccia Title: Manager, Contract Administration	By: /s/ Christopher Snively Name: Christopher Snively Title: Chief Financial Officer